UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 26, 2013

Capital Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-14788	94-6181186
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Park Avenue, 10th Floor

New York, New York 10154

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 655-0220

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Executive Chairman

On February 26, 2013, the board of directors (the “Board”) of Capital Trust, Inc. (the “Company”) elected Michael B. Nash, a current member of the Board, to the newly established position of Executive Chairman, in which capacity he acts both as chairman of the Board and as Executive Chairman of the Company. In his capacity as Executive Chairman of the Company, Mr. Nash will lead the investment strategy of the Company with Stephen D. Plavin, Chief Executive Officer and President. John G. Schreiber, who previously served as chairman of the Board, will continue to serve as a regular member of the Board.

Mr. Nash, age 51, was elected to the Board in December 2012 in accordance with the terms of the Purchase and Sale Agreement, dated September 27, 2012 (the “Purchase Agreement”), by and between the Company and Huskies Acquisition LLC, an affiliate of The Blackstone Group L.P. (“Blackstone”). Mr. Nash is a senior managing director of Blackstone and the chief investment officer of Blackstone Real Estate Debt Strategies. He is also a member of the Real Estate Investment Committee for both Blackstone Real Estate Debt Strategies and Blackstone Real Estate Advisors. Mr. Nash graduated from State University of New York at Albany and received an M.B.A. from the Stern School of Business at New York University.

For additional information regarding the Purchase Agreement and certain other agreements between the Company and affiliates of Blackstone, see the Company’s Current Report on Form 8-K filed on December 21, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL TRUST, INC.

Date: March 4, 2013
	By:	/s/ Geoffrey G. Jervis
	Name:	Geoffrey G. Jervis
	Title:	Chief Financial Officer